Exhibit 99.2

TRACON Pharmaceuticals Announces Pricing of Public Offering of Common Stock

San Diego, CA – November 23, 2016 – TRACON Pharmaceuticals (NASDAQ:TCON), today announced the pricing of an underwritten public offering of 2,625,000 shares of its common stock at a price to the public of $5.75 per share. The gross proceeds to TRACON from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $15.1 million. The offering is expected to close on or about November 29, 2016, subject to customary closing conditions. In addition, the underwriters have been granted a 30-day option to purchase up to an additional 393,750 shares of common stock at the public offering price, less the underwriting discounts and commissions.

Jefferies LLC and Stifel are acting as joint book-running managers for the offering. BTIG, LLC is acting as co-manager.

TRACON intends to use the net proceeds from this offering to fund its ongoing and planned development of TRC105, including the planned global Phase 3 trial in angiosarcoma, to continue development of other pipeline assets such as TRC205, and for working capital and general corporate purposes.

The securities described above are being offered by TRACON pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission (SEC) on March 31, 2016. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on November 22, 2016 and are available for free on the SEC's website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering, as well as the final prospectus supplement relating to the offering, when available, may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 547-6340, or by e-mail at prospectus_department@jefferies.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

8910 University Center Lane ● Suite 700 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. The Company is also developing two programs in-licensed from Janssen Pharmaceutica N.V. – TRC253, a small molecule inhibitor of wild type androgen receptor (AR) and multiple AR mutant receptors that may display drug resistance, which is intended for the treatment of men with prostate cancer, and TRC694, a small molecule inhibitor of NF-kB inducing kinase (NIK), which is intended for the treatment of patients with hematologic malignancies, including myeloma.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding TRACON’s expectations regarding the completion, timing and gross proceeds of its public offering.  Risks that could cause actual results to differ from those expressed in these forward‐looking statements include: risks and uncertainties associated with the satisfaction of customary closing conditions related to the proposed offering and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:	Investor Contact:
Casey Logan	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550‐0780 ext. 236	646-597-6987
clogan@traconpharma.com	Andrew@lifesciadvisors.com